NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS
Loan Growth and Continued Good Credit Quality Highlight the Quarter

EUGENE, OR, January 22, 2008 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and full year 2007.

Net income for the fourth quarter 2007 was $3.3 million, a 6.9% increase over the 2006 fourth quarter net income of $3.1 million.  Earnings per diluted share were $0.28 for the fourth quarter 2007, an increase of 7.7% over the $0.26 reported for the prior year fourth quarter.  Return on average assets, return on average equity, and return on average tangible equity for the fourth quarter 2007 were 1.41%, 12.22% and 15.58%, respectively, compared to 1.43%, 12.83% and 17.10%, respectively, for the comparable period of 2006.

Net income for the full year 2007 was $12.9 million, a 2.2% improvement over the $12.7 million reported for the year 2006.  Earnings per diluted share for the year 2007 were $1.08, the same as reported for the full year 2006.  Return on average assets for 2007 and 2006 were 1.43% and 1.53%, respectively.  Year 2007 return on average book equity and return on average tangible equity were 12.55 % and 16.23%, respectively, compared to 14.02% and 19.12%, respectively, for 2006.  All outstanding shares and per share data for the fourth quarter and full year 2006 have been retroactively adjusted to reflect the 10% stock dividend distributed June 15, 2007.

Credit quality of the bank’s loan portfolio continues to be good.  Nonperforming assets at December 31, 2007 were $4.1 million, an increase of $2.5 million from September 30, 2007 levels, and represent 0.43% of total assets.  Nonperforming assets at December 31, 2007 consist of $3.7 million of loans on nonaccrual status, net of government guarantees, and $400 thousand in other real estate owned.  The increase in fourth quarter nonperforming assets is primarily attributable to the addition of 17 nonaccrual loans from a segment of the bank’s consumer residential construction loan portfolio which is consistent with expectations discussed during the Company’s third quarter 2007 Webcast and conference call.  Management does not expect any significant losses on these or any future nonperforming loans in this specific portfolio due to a cash-secured 20% principal guarantee for each of these loans, and thus no special addition to the provision for loans losses for these specific loans is expected.

“We employ best practices in the industry when it comes to our loan portfolio management and identification of the inherent risks associated with bank lending,” said Hal Brown, chief executive officer. “Pacific Continental’s overriding philosophy to lending is quality first, profitability second, and growth third.  We will not sacrifice credit quality in exchange for loan growth, and we believe our lending practices and philosophy positively differentiate Pacific Continental from its competitors during the current challenging credit cycle,” added Brown.

For the fourth quarter 2007, the bank provided $275 thousand to the allowance for loan losses compared to none for fourth quarter 2006.  During the fourth quarter 2007, the bank had net charge offs of $334 thousand relating to two commercial loans.  For the full year 2007, net charge offs also total $334 thousand or 0.04% of average loans.  At December 31, 2007, the ratio of the allowance for loan losses to total loans was 1.05%, compared to 1.08% at December 31, 2006.  At December 31, 2007, the bank had $196 thousand additionally reserved for unfunded loan commitments, which is classified in other liabilities on the balance sheet.  Based on the bank’s analysis of classified loan migration trends and independent third-party reviews of the loan portfolio, management believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in the bank’s loan portfolio.

At December 31, 2007, outstanding loans totaled $822.3 million, an increase of $53.1 million over outstanding loans of $769.2 million at December 31, 2006.  During the fourth quarter 2007, the bank experienced loan growth of $18.4 million.  Due to expected pay offs and prevailing economic conditions within the housing market, Pacific Continental’s management believes some contraction in its residential construction portfolio will occur during the first quarter 2008; however, prospects for increased loan activity remain quite good as new business opportunity pipelines in other lending areas are solid in all three of the bank’s principal markets: Seattle, Portland and Eugene.

Period end core deposits were $615.9 million, up $35.7 million from the December 31, 2006 total of $580.2 million.  For the fourth quarter 2007, core deposits averaged $611.5 million, an increase of $4.6 million over the average core deposits reported for the third quarter 2007.   Core deposit growth for the quarter was less than the bank traditionally experiences during most fourth quarters.   This apparent slower growth can be attributed to unusual balance fluctuations in the accounts of several of the bank’s large Portland deposit clients.  Excluding these particular accounts, core deposit growth was consistent with historical patterns.

Operating revenue, which consists of net interest income plus noninterest income, was $12.2 million for the fourth quarter 2007, up 5.0% from the $11.6 million reported for the fourth quarter 2006. Improvement in operating revenue was primarily the result of balance sheet growth as fourth quarter average loans and core deposits increased $61.6 million, or 8.2%, and $45.1 million, or 8.0%, respectively over the fourth quarter 2006.

Operating expenses for the fourth quarter 2007 were $6.6 million, and showed no growth from the $6.6 million reported for the fourth quarter 2006.  On a linked-quarter basis, and as discussed in the bank’s third quarter Webcast and Conference Call, fourth quarter 2007 noninterest expense was up slightly from that of the third quarter 2007.  However, fourth quarter 2007 noninterest expense included $70 thousand of one-time charges related to the write down of leasehold improvements.  Excluding these one-time charges, fourth quarter noninterest expense was up $121 thousand or 1.9% from third quarter 2007 noninterest expense, reflecting the effectiveness of cost control initiatives implemented during the year as evidenced by 2007 progressive quarterly noninterest expenses of $6.4, $6.5, $6.4, and $6.6 million.

The bank’s net interest margin for the fourth quarter 2007 was 5.15%, down 20 basis points from the fourth quarter 2006 net interest margin of 5.35%, and down 10 basis points from third quarter 2007 net interest margin of 5.25%.  The compression in the bank’s net interest margin in fourth quarter 2007 when compared to third quarter 2007 can be attributed to the planned purchases of approximately $14 million in lower yielding investment securities and the use of higher rate alternative funding to fund loan growth during the quarter.  For the year 2007, the net interest margin was 5.22%, down 8 basis points from the 5.30% reported for the full year 2006.  Due to the bank’s balanced interest rate risk profile, the net interest margin is not expected to be materially impacted by the recent decline in short-term market interest rates, including the prime lending rate.  Looking forward, the bank traditionally experiences a seasonal decline in its core deposit base during the first quarter that requires increased usage of higher rate alternative funding and increases the bank’s overall cost of funds.  The expected seasonal decline in core deposits and expected loan growth suggests a first quarter 2008 net interest margin that will be lower than that of the fourth quarter 2007.

Fourth Quarter 2007 Highlights:
•	Through disciplined credit practices, continued to report solid credit quality statistics.
•	Paid a $0.09 per share quarterly dividend, representing a 20.9% increase over 2006 cash dividends;
•	Relocated and opened the highly visible Tualatin office in the Portland Market;
•	Effectively managed growth in noninterest expense on a year-over-year and linked quarter basis;
•	Maintained strong net interest margin relative to industry peers.
•	Recognized as one of Oregon’s ten most admired companies in The Portland Business Journal’s third annual Most Admired Companies survey;
•	Received the American Community Bankers 2007 Award for Fundraising for Foundations and Local Groups;
•
Honored by The Portland Business Journal as one of the top 10 medium-size companies in its Annual Corporate Philanthropy Awards for charitable giving to Oregon and Southwest Washington nonprofit organizations.

Conference Call and Audio Webcast:
Pacific Continental Corporation will conduct a live conference call and audio Webcast for interested parties relating to its fourth quarter and full year 2007 results on Wednesday, January 23rd at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time.  The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the conference call, interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental year-end & fourth quarter earnings, leader: Hal Brown.”  To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page (http://www.therightbank.com/) a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, the Portland Business Journal in its annual Most Admired Companies survey named Pacific Continental among the top ten “Most Admired Companies” in Oregon.  Also in 2007 Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; the possibility of adverse economic developments that may increase default and delinquency risks in the Bank’s residential construction loan portfolio, changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Seattle market; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; compression in the net interest margin, changes in the real estate markets, downturn in the general economy, and similar matters.  Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.  Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission.  This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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Pacific Continental Corporation
Consolidated Statements of Income
For the Years Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-07	31-Dec-06
Interest income	$69,167	$61,972
Interest expense	$25,740	$21,915
Net interest income	$43,427	$40,057
Provision for loan losses	$725	$600
Noninterest income	$3,924	$4,401
Noninterest expense	$25,861	$23,791
Income before taxes	$20,765	$20,067
Taxes	$7,830	$7,412
Net income	$12,935	$12,655

Earnings per share
Basic	$1.08	$1.09
Fully diluted	$1.08	$1.08

Outstanding shares at period end (1)	11,934,866	11,711,990
Outstanding shares, year-to-date average (basic) (1)	11,830,369	11,586,295
Outstanding shares, year-to-date average (diluted) (1)	11,941,185	11,766,039

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-07	31-Dec-06
Interest income	$17,350	$16,743
Interest expense	$6,157	$6,139
Net interest income	$11,193	$10,604
Provision for loan losses	$275	$0
Noninterest income	$1,030	$1,033
Noninterest expense	$6,591	$6,590
Income before taxes	$5,357	$5,047
Taxes	$2,050	$1,954
Net income	$3,307	$3,093

Earnings per share
Basic	$0.28	$0.26
Fully diluted	$0.28	$0.26

Outstanding shares, quarter average (basic) (1)	11,896,187	11,693,344
Outstanding shares, quarter average (diluted) (1)	11,995,087	11,916,046

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)
	For Period End		For Quarter End
Balance Sheet	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Loans at period end	$822,322	$769,240
Real estate secured loans	$625,379	$588,655
Commercial loans	$183,178	$166,727
Other loans	$13,765	$13,858
Allowance for loan losses at period end	$8,675	$8,284
Allowance for loan commitments included in liabilities	$196	$151
Goodwill and core deposit intangible	$23,127	$23,626
Assets at period end	$949,271	$885,351
Deposits at period end	$644,424	$641,272
Non-interest bearing deposits at period end	$175,941	$187,834
Core Deposits at period end (2)	$615,892	$580,210
Total deposits at period end	$644,424	$641,272
Stockholders' equity at period end (book)	$107,509	$95,735
Stockholders' equity at period end (tangible) (3)	$84,382	$72,109
Book value per share at period end	$9.01	$8.17
Tangible book value per share at period end (3)	$7.07	$6.16

Loans, average	$793,757	$720,792	$812,870	$751,316
Earning assets, average	$832,451	$755,680	$862,811	$786,813
Assets, average	$903,932	$825,671	$933,374	$859,609
Non-interest bearing deposits, average	$169,035	$162,259	$173,706	$168,971
Deposits, average	$654,632	$605,814	$661,102	$629,713
Core deposits, average	$590,714	$533,861	$611,514	$566,431
Stockholders' equity, average (book)	$103,089	$90,238	$107,371	$95,650
Stockholders' equity, average (tangible)	$79,713	$66,181	$84,213	$71,769

Financial Performance
Return on average assets	1.43%	1.53%	1.41%	1.43%
Return on average equity	12.55%	14.02%	12.22%	12.83%
Return on average tangible equity	16.23%	19.12%	15.58%	17.10%
Net interest margin	5.22%	5.30%	5.15%	5.35%
Efficiency ratio (4)	54.62%	53.51%	53.92%	56.63%
Earnings per share
Basic	$1.09	$1.09	$0.28	$0.26
Fully diluted	$1.08	$1.08	$0.28	$0.26

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)

Loan Quality
Loan charge offs	$397	$223	$336	$159
Loan recoveries	$(63)	$(115)	$(2)	$(10)
Net loan charge offs (recoveries)	$334	$108	$334	$149

Non-accrual loans	$4,122	$0
90-day past due	$0	$0
Gross nonperforming loans	$4,122	$0
Government guarantees on
non-accrual and 90-day past due	$(451)	$0
Net nonperforming loans	$3,671	$0

Foreclosed property	$438	$0
Nonperforming assets, net of govt. guarantees	$4,109	$0

Loan Quality Ratios
Net nonperforming loans to total loans	0.45%	0.00%
Nonperforming assets to total assets	0.43%	0.00%
Allowance for loan losses to net nonperforming loans	236.31%	N.M.
Annualized net loan charge offs to average loans	0.04%	0.01%
Allowance for loan losses to total loans	1.05%	1.08%

(1) Outstanding share and earnings per share information for prior periods has been retroactively restated to reflect the 10% stock dividend declared on May 16, 2007.
(2) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100 thousand.
(3) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(4) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.